UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549



                          SCHEDULE 13G/A

             Under the Securities Exchange Act of 1934

                        (Amendment No. 6)*

                      German American Bancorp
                         (Name of Issuer)


                  Common Stock, $10.00 Par Value
                   Title of Class of Securities

                            361334 10 5
                          (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                            Page 1 of 6
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                           SCHEDULE 13G

CUSIP No. 361334 10 5                            Page 2 of 6 Pages

1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Robert L. Ruckriegel, SS####-##-####
      14 Keystone Court
      Jasper, IN  47546

2     Check the Appropriate Box if a Member of a Group     (a) [X]
                                                           (b) [ ]

3     SEC Use Only

4     Citizenship or Place of Organization

      United States


NUMBER OF    5    Sole Voting Power
SHARES
BENEFICIALLY      67,473
OWNED BY
EACH         6    Shared Voting Power
REPORTING
PERSON WITH       787

             7    Sole Dispositive Power

                  67,473

            8     Shared Dispositive Power

                  787

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      68,260

10    Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares

      Not Applicable

11    Percent of Class Represented by Amount in Row (9)

      3.7

12    Type of Reporting Person

      IN
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
                           SCHEDULE 13G

CUSIP No. 361334 10 5                            Page 3 of 6 Pages

1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Lovella Ruckriegel, SS####-##-####
      14 Keystone Court
      Jasper, IN  47546

2     Check the Appropriate Box if a Member of a Group     (a) [X]
                                                           (b) [ ]

3     SEC Use Only

4     Citizenship or Place of Organization

      United States


NUMBER OF    5    Sole Voting Power
SHARES
BENEFICIALLY      30,266
OWNED BY
EACH         6    Shared Voting Power
REPORTING
PERSON WITH       787

             7    Sole Dispositive Power

                  30,266

            8     Shared Dispositive Power

                  787

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      31,053

10    Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares

      Not Applicable

11    Percent of Class Represented by Amount in Row (9)

      1.7

12    Type of Reporting Person

      IN
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Page 4 of 6

Item 1 (a)  Name of Issuer:

            German American Bancorp

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            711 Main Street
            Jasper, IN  47546

Item 2 (a)  Name of Person Filing:

            Robert L. Ruckriegel
            Lovella Ruckriegel

Item 2 (b)  Address of Principal Business Office, or if none,
            Residence:

            14 Keystone Court
            Jasper, IN  47546

Item 2 (c)  Citizenship:

            United States

Item 2 (d)  Title of Class of Securities:

            Common Stock, $10.00 Par Value

Item 2 (e)  CUSIP Number:

            361334 10 5

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

            Not Applicable

Item 4      Ownership:

            Item 4 (a) Amount Beneficially Owned:

                  98526

            Item 4 (b) Percent of Class:

                  5.4
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Page 5 of 6

Item 4 (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:

            Robert L. Ruckriegel                      67,473
            Lovella Ruckriegel                        30,266

      (ii)  Shared power to vote or to direct the vote:

            Robert L. Ruckriegel                      787
            Lovella Ruckriegel                        787

      (iii) Sole power to dispose or to direct the disposition of:

            Robert L. Ruckriegel                      67,473
            Lovella Ruckriegel                        30,266

      (iv)  Shared power to dispose or to direct the disposition of:

            Robert L. Ruckriegel                      787
            Lovella Ruckriegel                        787

Item 5      Ownership of Five Percent or less of a Class:

            Not Applicable.

Item 6      Ownership of More than Five Percent on behalf of Another
Person:

            Not Applicable.

Item 7      Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on by the
            Parent Holding Company:

            Not Applicable.

Item 8      Identification and Classification of Members of the
            Group:

            Robert L. Ruckriegel and Lovella Ruckriegel are husband and wife and as such they may be deemed to constitute a group.

Item 9      Notice of Dissolution of Group:

            Not Applicable.

Item 10     Certification:

            Not Applicable.

                             Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  1-26-96                           /s/ Robert L. Ruckriegel

                                          /s/ Lovella Ruckriegel